Exhibit 99.1

FOR IMMEDIATE RELEASE October 20, 2009

StanCorp Financial Group, Inc. Reports Third Quarter 2009 Earnings

PORTLAND, Ore. — October 20, 2009 — StanCorp Financial Group, Inc. (NYSE: SFG) today reported net income for the third quarter of 2009 of $59.9 million, or $1.21 per diluted share, compared to net income for the third quarter of 2008 of $40.2 million, or $0.82 per diluted share. After-tax net capital gains were $2.2 million for the third quarter of 2009, compared to after-tax net capital losses of $31.6 million for the third quarter of 2008. The Company recorded one-time costs of $3.2 million, or $2.1 million after-tax, for the third quarter of 2009 for severance costs and other expenses associated with enhancing operating efficiencies.

Net income excluding after-tax one-time costs and after-tax net capital gains and losses was $1.21 per diluted share for the third quarter of 2009, compared to $1.46 per diluted share for the third quarter of 2008 (see discussion of non-GAAP financial measures below). Results for the third quarter of 2009 reflected comparatively less favorable claims experience and lower premiums in the group insurance business. These factors were partially offset by the operating expense reduction initiatives as well as comparatively favorable claims experience in the individual disability business.

“Our results continue to reflect strong performance in this challenging economic environment, and we are beginning to benefit from enhanced operating efficiencies,” said Greg Ness, president and chief executive officer. “While we expect the economic and competitive landscape to present challenges in the fourth quarter and into 2010, our strong capital position allows us to focus on growth and on building value for shareholders.”

Year-to-Date

Net income for the first nine months of 2009 was $148.9 million, or $3.03 per diluted share, compared to net income of $138.9 million, or $2.81 per diluted share for the first nine months of 2008. After-tax net capital losses for the first nine months of 2009 were $18.0 million, compared to $48.4 million for the first nine months of 2008. Year-to-date, the Company recorded one-time costs of $17.6 million, or $11.4 million after-tax, associated with projects that will enhance the Company’s operating efficiencies. The Company expects to incur total one-time costs of up to $20 million associated with these projects in 2009. As a result, the Company expects to reduce its annualized operating expense run rate by approximately $25 million.

Net income excluding after-tax one-time costs and after-tax net capital gains and losses for the first nine months of 2009 was $3.63 per diluted share, compared to $3.80 per diluted share for the first nine months of 2008. The decrease was primarily due to comparatively less favorable claims experience and lower premiums in the group insurance business, as well as lower administrative fee revenues in the retirement plans business, which were affected by depressed equity markets during much of 2009.

Business Segments

Insurance Services

The Insurance Services segment reported income before income taxes of $84.3 million for the third quarter of 2009, compared to $103.4 million for the third quarter of 2008. Results for the third quarter of 2009 reflected comparatively less favorable claims experience and lower premiums in the group insurance business, partially offset by comparatively favorable claims experience in the individual disability insurance business.

Premiums for the Insurance Services segment decreased 3.9% to $501.9 million for the third quarter of 2009, compared to $522.1 million for the third quarter of 2008. Group insurance premiums for the third quarter of 2009 were $462.6 million, a 4.7% decrease compared to the third quarter of 2008. The decrease in premiums for the third quarter of 2009 compared to the third quarter of 2008 reflected the effects of challenging economic conditions on wage rates and employment levels that affect the organic growth of in-force business. In addition, experience rated refunds for the group insurance business were $14.0 million in the third quarter of 2009, compared to $8.9 million for the third quarter of 2008.

Sales for group insurance products, reported as annualized new premiums, were $59.7 million and $34.2 million for the third quarters of 2009 and 2008, respectively. Sales in the third quarter of 2009 reflected increased proposal activity and new product and service offerings.

The benefit ratio for group insurance products for the third quarter of 2009 was 76.3%, compared to 71.1% for the third quarter of 2008. The benefit ratio for the third quarter of 2009 was in line with the Company’s previously reported estimated annual range of 73.6% to 78.3%. The Company’s overall benefits activity was not indicative of an increase in claims incidence resulting from a weaker employment environment. Claims experience can fluctuate widely from quarter to quarter and tends to be more stable when measured over a longer period of time.

The benefit ratio for individual disability insurance was 58.3% for the third quarter of 2009, compared to 78.1% for the third quarter of 2008. Because of the relatively small block of individual disability insurance, the benefit ratio for this business tends to experience greater fluctuations on a quarterly basis than the group insurance business.

The discount rate used in the third quarter of 2009 for newly-established long term disability claim reserves was lowered 50 basis points to 4.75%, compared to 5.25% in the second quarter of 2009. The discount rate for the third quarter of 2008 was 5.25%. A 50 basis point reduction in the discount rate has a corresponding reduction in pre-tax income of approximately $4 million.

Asset Management

The Asset Management segment reported income before income taxes of $11.0 million for the third quarter of 2009, compared to $10.8 million for the third quarter of 2008, primarily reflecting lower operating expenses resulting from expense reduction efforts, partially offset by a reduction in administrative fee revenues.

Assets under administration for the Asset Management segment, which includes retirement plans, individual annuities and commercial mortgage loans managed for other investors, increased $1.50 billion, or 7.3% to $21.94 billion at September 30, 2009, compared to June 30, 2009, primarily reflecting higher equity values in retirement plan assets under administration.

StanCorp Mortgage Investors originated $98.7 million and $346.7 million of commercial mortgage loans for the third quarters of 2009 and 2008, respectively. The decrease in originations was primarily due to a reduction in demand from quality borrowers in the current credit environment and lower purchase and sale activity in the commercial real estate market.

Other

The Other category includes net capital gains and losses, one-time costs, return on capital not allocated to the product segments, holding company expenses, interest on debt, and adjustments made in consolidation. The Other category reported a loss before income taxes of $5.1 million for the third quarter of 2009, compared to a loss before income taxes of $55.9 million for the third quarter of 2008. The loss before income taxes for the third quarter of 2009 included additional expenses of $3.2 million related to one-time costs. Net capital gains were $3.4 million for the third quarter of 2009, compared to net capital losses of $48.8 million for the third quarter of 2008. Net capital gains for the third quarter of 2009 included $9.4 million in net gains on the sales of fixed maturity securities, partially offset by a $3.7 million loss related to an increase in the mortgage loan loss reserve. Net capital losses for the third quarter of 2008 were primarily related to other-than-temporary impairments of fixed maturity securities in the financial services sector as well as losses related to sales of fixed maturity securities of several regional banks.

Fixed Maturity Securities and Commercial Mortgage Loans

At September 30, 2009, the Company’s investment portfolio consisted of 57.8% fixed maturity securities, 41.3% commercial mortgage loans, and 0.9% real estate. The overall rating of the fixed maturity securities portfolio was A (Standard & Poor’s) at September 30, 2009.

At September 30, 2009, commercial mortgage loans in the Company’s investment portfolio totaled $4.31 billion on approximately 5,500 commercial mortgage loans. The average loan-to-value ratio for the overall portfolio was 66%, and the Company’s average loan size was approximately $0.8 million per loan. The Company has the contractual ability to pursue personal recourse on most of the loans. Commercial mortgage loans more than 60 days delinquent were 0.40% of the portfolio balance at September 30, 2009, compared to 0.42% of the portfolio balance at June 30, 2009 and 0.16% of the portfolio balance at September 30, 2008. Commercial mortgage loan prepayment fees were $0.7 million for the third quarter of 2009, compared to $1.1 million for the third quarter of 2008. The Company does not have any direct exposure to sub-prime or alt-A mortgages in its investment portfolio.

Capital

The Company’s available capital increased $90 million to approximately $290 million at September 30, 2009, compared to available capital at June 30, 2009. Available capital includes cash at the holding company and capital at its insurance subsidiaries in excess of the Company’s target risk-based capital ratio of 300%. Approximately $40 million of the increase is related to an improvement in the mortgage experience adjustment factor in the risk-based capital calculation. The Company reported available capital after subtracting an allocation for expected annual interest and dividends. The Company does not anticipate a need to raise capital for non-strategic reasons in the foreseeable future.

Diluted weighted-average shares outstanding for the third quarters of 2009 and 2008 were 49.3 million. The Company did not repurchase any shares during the third quarter of 2009. At September 30, 2009, the Company had approximately 0.9 million shares remaining under its repurchase program, which expires December 31, 2009. During the fourth quarter of 2009, the Company intends to resume its share repurchases on an opportunistic basis while maintaining an adequate capital position.

Non-GAAP Financial Measures

Financial measures that exclude after-tax one-time costs, after-tax net capital gains and losses, and accumulated other comprehensive income (loss) (“AOCI”) are non-GAAP (Generally Accepted Accounting Principles in the United States) measures. To provide investors with a broader understanding of earnings, the Company provides net income per diluted share excluding after-tax one-time costs and after-tax net capital gains and losses, along with the GAAP measure of net income per diluted share, because one-time costs and capital gains and losses are not likely to occur in a stable pattern.

Return on average equity excluding after-tax one-time costs and after-tax net capital gains and losses from net income and AOCI from equity is furnished along with the GAAP measure of net income return on average equity because management believes providing both measures gives investors a broader understanding of return on equity. Measuring return on average equity without AOCI excludes the effect of market value fluctuations of the Company’s fixed maturity securities associated with changes in interest rates and other market data. Management believes that measuring return on average equity without AOCI is important to investors because the turnover of the Company’s portfolio of fixed maturity securities may not be such that unrealized gains and losses reflected in AOCI are ultimately realized. Furthermore, management believes exclusion of AOCI provides investors with a better measure of return.

About StanCorp Financial Group, Inc.

StanCorp Financial Group, Inc., through its subsidiaries marketed as The Standard — Standard Insurance Company, The Standard Life Insurance Company of New York, Standard Retirement Services, StanCorp Mortgage Investors, StanCorp Investment Advisers, StanCorp Real Estate and StanCorp Equities— is a leading provider of financial products and services. StanCorp’s subsidiaries serve approximately 8.2 million customers nationwide as of September 30, 2009, with group and individual disability insurance, group life, AD&D and dental insurance, retirement plans products and services, individual annuities and investment advice. For more information about StanCorp Financial Group, Inc., visit its Web site at www.stancorpfinancial.com.

Conference Call

StanCorp management will hold an investor and analyst conference call on October 21, 2009, at noon Eastern time (9:00 a.m. Pacific time) to review StanCorp’s third quarter 2009 results. To listen to the live webcast of this conference call, logon to www.stancorpfinancial.com; Windows Media PlayerTM will be required to listen to the webcast. A webcast replay will be available starting approximately two hours after the original broadcast. The replay will be available through December 11, 2009.

A telephone replay of the conference call will also be available approximately two hours after the conference call by dialing (800) 642-1687 or (706) 645-9291 and entering conference identification number 31646406. The replay will be available through October 30, 2009.

Forward-Looking Information

Some of the statements contained in this earnings release, including those relating to the Company’s strategy, growth prospects and other statements that are predictive in nature, that depend on or refer to future events or conditions or that include words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “estimates,” “seeks” and similar expressions, are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. These statements are not historical facts but instead represent only management’s expectations, estimates and projections regarding future events. Similarly, these statements are not guarantees of future performance and involve uncertainties that are difficult to predict, which may include, but are not limited to, the factors discussed below. As a provider of financial products and services, the Company’s results of operations may vary significantly in response to economic trends, interest rate changes, investment performance and claims experience. Caution should be used when extrapolating historical results or conditions to future periods.

The Company’s actual results and financial condition may differ, perhaps materially, from the anticipated results and financial condition in any such forward-looking statements. Given these uncertainties or circumstances, readers are cautioned not to place undue reliance on such statements. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

The following factors could cause results to differ materially from management expectations as suggested by such forward-looking statements:

•	Growth of sales, premiums, annuity deposits, cash flows, assets under administration including performance of equity investments in the separate account, gross profits and profitability.
•	Availability of capital required to support business growth and the effective utilization of capital, including our ability to achieve financing through debt or equity.

•	Changes in Company liquidity needs and the liquidity of assets in its portfolio.
•	Integration and performance of business acquired through reinsurance or acquisition.
•	Financial strength and credit ratings.
•	Changes in the regulatory environment at the state or federal level including changes in income taxes or changes in U.S. GAAP accounting principles, practices or policies.
•	Findings in litigation or other legal proceedings.
•	Intent and ability to hold investments consistent with its investment strategy.
•	Receipt of dividends from, or contributions to, its subsidiaries.
•	Adequacy of the diversification of risk by product offerings and customer industry, geography and size, including concentration of risk, especially inherent in group life products.
•	Adequacy of asset/liability management.
•	Events of terrorism, natural disasters or other catastrophic events, including losses from a disease pandemic.
•	Benefit ratios, including changes in claims incidence, severity and recovery.
•	Levels of persistency.
•	Adequacy of reserves established for future policy benefits.
•	The effect of changes in interest rates on reserves, policyholder funds, investment income and commercial mortgage loan prepayment fees.
•	Levels of employment and wage growth and the impact of rising benefit costs on employer budgets for employee benefits.
•	Competition from other insurers and financial services companies, including the ability to competitively price its products.
•	Ability of reinsurers to meet their obligations.
•	Availability, adequacy and pricing of reinsurance and catastrophe reinsurance coverage and potential charges incurred.
•	Achievement of anticipated levels of operating expenses.
•	Adequacy of diversification of risk within its fixed maturity securities portfolio by industries, issuers and maturities.
•	Credit quality of the holdings in its investment portfolios.
•	The condition of the economy and expectations for interest rate changes.
•	The effect of changing levels of commercial mortgage loan prepayment fees and participation levels on cash flows.
•	Experience in delinquency rates or loss experience in its commercial mortgage loan portfolio.
•	Adequacy of mortgage loan loss allowances.
•	Concentration of commercial mortgage loan assets collateralized in California.
•	Environmental liability exposure resulting from commercial mortgage loan and real estate investments.

###

Attachments

Contacts

Investor Relations and Financial Media

Jeff Hallin

(971) 321-6127

E-mail: jeff.hallin@standard.com

General Media

Bob Speltz

(971) 321-3162

E-mail: bob.speltz@standard.com

StanCorp Financial Group, Inc.

Consolidated Statements of Income and Comprehensive Income (Loss)

(Amounts in millions - except share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2009	2008	2009	2008
	Unaudited		Unaudited
Revenues:
Premiums:
Insurance Services	$501.9	$522.1	$1,561.0	$1,590.4
Asset Management	18.4	6.6	30.0	21.8

Total premiums	520.3	528.7	1,591.0	1,612.2

Administrative fees:
Insurance Services	2.1	2.2	6.1	6.9
Asset Management	29.1	30.9	83.2	91.4
Other	(3.5)	(3.3)	(10.3)	(9.7)

Total administrative fees	27.7	29.8	79.0	88.6

Net investment income:
Insurance Services	84.5	84.0	252.0	252.2
Asset Management	61.9	47.4	174.5	135.4
Other	3.8	5.4	12.6	14.6

Total net investment income	150.2	136.8	439.1	402.2
Net capital gains (losses):
Total other-than-temporary impairment losses on fixed maturity securities	(2.3)	(42.3)	(5.7)	(65.2)
Portion of other-than-temporary impairment losses on fixed maturity securities recognized in other comprehensive income	—	—	—	—
All other net capital gains (losses)	5.7	(6.5)	(22.1)	(9.6)

Total net capital gains (losses)	3.4	(48.8)	(27.8)	(74.8)

Total revenues	701.6	646.5	2,081.3	2,028.2

Benefits and expenses:
Benefits to policyholders	395.7	379.6	1,193.0	1,200.5
Interest credited	40.5	28.9	110.4	77.9
Operating expenses	110.2	115.9	358.8	348.6
Commissions and bonuses	50.5	51.0	153.9	163.1
Premium taxes	8.5	9.7	25.9	28.1
Interest expense	9.7	9.8	29.4	29.4
Net increase in deferred acquisition costs, value of business acquired and intangibles	(3.7)	(6.7)	(14.5)	(24.3)

Total benefits and expenses	611.4	588.2	1,856.9	1,823.3

Income (loss) before income taxes:
Insurance Services	84.3	103.4	271.2	271.6
Asset Management	11.0	10.8	23.2	31.7
Other	(5.1)	(55.9)	(70.0)	(98.4)

Total income before income taxes	90.2	58.3	224.4	204.9
Income taxes	30.3	18.1	75.5	66.0

Net income	59.9	40.2	148.9	138.9

Other comprehensive income (loss), net of tax:
Unrealized gains or losses on securities available-for sale:
Unrealized capital (gains) losses on securities available-for-sale, net	143.2	(113.8)	250.8	(186.2)
Unrealized losses relating to other-than-temporary impairment losses on fixed maturity securities for which a portion has been recognized in earnings	—	—	—	—
Reclassification adjustment for net capital (gains) losses included in net income, net	(4.6)	31.7	9.3	45.4
Employee benefit plans:
Prior service cost arising during the period, net	—	—	(3.9)	—
Reclassification adjustment for amortization to net periodic pension cost, net	1.0	0.3	3.7	0.7

Total	139.6	(81.8)	259.9	(140.1)

Comprehensive income (loss)	$199.5	$(41.6)	$408.8	$(1.2)

Net income per common share:
Basic	$1.22	$0.82	$3.04	$2.84
Diluted	1.21	0.82	3.03	2.81

Weighted-average common shares outstanding:
Basic	49,163,415	48,886,729	49,058,099	48,928,911
Diluted	49,325,574	49,267,415	49,138,658	49,346,831

StanCorp Financial Group, Inc.

Consolidated Balance Sheets

(Dollars in millions)

	September 30, 2009	December 31, 2008
	Unaudited
Assets:
Investments:
Fixed maturity securities – available-for-sale	$6,036.4	$5,200.3
Short-term investments	1.2	1.4
Commercial mortgage loans, net	4,313.8	4,083.6
Real estate, net	91.1	81.3
Policy loans	3.3	3.4

Total investments	10,445.8	9,370.0
Cash and cash equivalents	205.9	280.5
Premiums and other receivables	109.3	101.9
Accrued investment income	112.9	103.1
Amounts recoverable from reinsurers	931.6	944.0
Deferred acquisition costs, value of business acquired and intangibles, net	335.4	334.5
Goodwill, net	36.0	36.0
Property and equipment, net	128.8	136.1
Deferred tax assets, net	—	75.1
Other assets	63.1	98.1
Separate account assets	3,990.6	3,075.9

Total assets	$16,359.4	$14,555.2

Liabilities and equity:
Liabilities:
Future policy benefits and claims	$5,328.5	$5,285.9
Other policyholder funds	4,256.4	3,944.1
Deferred tax liabilities	49.2	—
Short-term debt	9.0	3.7
Long-term debt	553.5	561.5
Other liabilities	370.8	303.8
Separate account liabilities	3,990.6	3,075.9

Total liabilities	14,558.0	13,174.9

Commitments and contingencies

Shareholders’ equity:
Preferred stock, 100,000,000 shares authorized; none issued	—	—
Common stock, no par, 300,000,000 shares authorized;
49,176,753 and 48,989,074 shares issued at September 30, 2009 and December 31, 2008, respectively	275.2	262.9
Accumulated other comprehensive income (loss)	103.7	(153.9)
Retained earnings	1,422.5	1,271.3

Total shareholders’ equity	1,801.4	1,380.3

Total liabilities and shareholders’ equity	$16,359.4	$14,555.2

StanCorp Financial Group, Inc.

Statistical and Operating Data at or for the Periods Indicated

(Dollars in millions)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2009	2008	2009	2008
	Unaudited		Unaudited
Benefit ratio:
% of total revenues:
Group Insurance (including interest credited)	65.8%	61.7%	65.3%	64.4%
Individual Disability Insurance	44.2	59.0	48.5	58.2
Insurance Services segment (including interest credited)	63.9	61.5	63.7	63.9
% of total premiums:
Group Insurance (including interest credited)	76.3%	71.1%	75.4%	74.1%
Individual Disability Insurance	58.3	78.1	61.8	77.3
Insurance Services segment (including interest credited)	74.9	71.6	74.2	74.3

Reconciliation of non-GAAP financial measures:
Net income	$59.9	$40.2	$148.9	$138.9
After-tax one-time costs	(2.1)	—	(11.4)	—
After-tax net capital gains (losses)	2.2	(31.6)	(18.0)	(48.4)

Net income excluding after-tax one-time costs and after-tax net capital gains (losses)	$59.8	$71.8	$178.3	$187.3

Net capital gains (losses)	$3.4	$(48.8)	$(27.8)	$(74.8)
Taxes on net capital gains (losses)	1.2	(17.2)	(9.8)	(26.4)

After-tax net capital gains (losses)	$2.2	$(31.6)	$(18.0)	$(48.4)

Diluted earnings per common share:
Net income	$1.21	$0.82	$3.03	$2.81
After-tax one-time costs	(0.04)	—	(0.23)	—
After-tax net capital gains (losses)	0.04	(0.64)	(0.37)	(0.99)

Net income excluding after-tax one-time costs and after-tax net capital gains (losses)	$1.21	$1.46	$3.63	$3.80

Shareholders’ equity			$1,801.4	$1,420.1
Accumulated other comprehensive income (loss)			103.7	(123.3)

Shareholders’ equity excluding accumulated other comprehensive income (loss)			$1,697.7	$1,543.4

Net income return on average equity			12.5%	13.0%
Net income return on average equity (excluding accumulated other comprehensive income (loss))			12.3	12.5
Net income return on average equity (excluding after-tax net capital gains (losses) and accumulated other comprehensive income (loss))			14.7	16.9

Statutory data - insurance subsidiaries:
Net gain from operations before federal income taxes	$88.9	$109.0	$276.4	$271.7
Net gain from operations after federal income taxes and before net realized capital gains (losses)	59.1	70.7	183.3	184.0

			September 30, 2009	December 31, 2008
			Unaudited
Capital and surplus			$1,205.5	$1,151.7
Asset valuation reserve			83.7	78.8